Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 2, 2004, accompanying the consolidated financial statements included in the Annual Report of SPACEHAB, Incorporated on Form 10-K/A for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears elsewhere in the Registration Statement and Prospectus.

/s/    GRANT THORNTON LLP

Houston, Texas

August 15, 2005